Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Alvarium Tiedemann Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 per share	Other(2)	11,788,132(3)	$12.02(2)	$141,693,346.64(2)	$0.0001102	$15,614.61

Equity	Class A Common Stock, par value $0.0001 per share	Other(2)	1,813,559(4)	$12.02(2)	$21,798,979.18(2)	$0.0001102	$2,402.25

Total Offering Amounts					$163,492,325.82		$18,016.86

Total Fee Offset(5)							$0.00

Net Fee Due							$18,016.86

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Class A Common Stock which may become issuable under the Alvarium Tiedemann Holdings, Inc. 2023 Stock Incentive Plan (the “Incentive Plan”) and Alvarium Tiedemann Holdings, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock splits, stock dividends, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Alvarium Tiedemann Holdings, Inc.’s outstanding shares of common stock.

(2)

Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low sale prices of Alvarium Tiedemann Holdings, Inc.’s common stock as reported on the NASDAQ Capital Market on March 16, 2023.

(3)	Represents 11,788,132 of shares of common stock reserved for future issuance under the Incentive Plan.
(4)

Represents 1,813,559 of shares of common stock reserved for future issuance under the ESPP. Pursuant to the terms of the ESPP, on the first day of each calendar year beginning on January 1, 2023 and ending on and including January 1, 2032, the number of shares available for issuance under the Plan shall be increased by that number of shares equal to the least of (a) 725,120 shares of Class A Common Stock, (b) .5% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the final day of the immediately preceding calendar year and (c) such lesser number of shares of Class A Common Stock as determined by the board of directors.

(5)	The Registrant does not have any fee offsets.